Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 13, 2024, relating to the financial statements of Safehold Inc. and the effectiveness of Safehold Inc.'s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Safehold Inc. for the year ended December 31, 2023.

/s/ Deloitte & Touche LLP

New York, New York

May 31, 2024